Exhibit 99.1

FOR IMMEDIATE RELEASE

PEMCO AVIATION GROUP ANNOUNCES LOSS OF KC-135 CONTRACT

Birmingham, AL (September 11, 2007) – Pemco Aviation Group (NASDAQ: PAGI) announced today that its Birmingham, Alabama subsidiary, Pemco Aeroplex, Inc., has received notice that it was not selected as recipient of the new KC-135 Programmed Depot Maintenance (PDM) contract from the United States Air Force. The contract, which has a 5-year base term with 5 additional one-year options, was awarded on September 10, 2007, with an effective date of October 1, 2007.

Ron Aramini, President and Chief Executive Officer, states, “We are very disappointed that the company was not chosen for the KC-135 contract. We have requested a debriefing from the Air Force to try to understand the reasons for the award decision. Depending upon the information provided by the Air Force, and upon our assessment of the entire situation, we will decide on the next steps to be taken in connection with the KC-135 PDM contract. In addition, we will move forward with other programs with the Air Force and Navy. We will be aggressively pursuing new programs which we feel will benefit from our expertise in maintenance and modification and our unique facility capabilities. We would like to extend our appreciation to the local, state and federal officials who supported Pemco through this difficult and protracted effort.”

Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, and California, performs maintenance and modification of aircraft for the U.S. Government and foreign and domestic commercial customers. The company also provides aircraft parts and support and engineering services and full service overhaul and repair for a wide range of aircraft. Pemco Aviation Group also develops and manufactures rocket vehicles and control systems, and precision components for the aviation industry.

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “believe,” “expect,” “intend,” “anticipate,” “estimate” and other words and terms of similar meaning, in connection with any discussion of the Company’s prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: changes in global or domestic economic conditions; the loss of one or more of the Company’s major customers; the Company’s ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation and the costs of defending such litigation; financial difficulties experienced by the Company’s customers; potential environmental and other liabilities; the inability of the Company to obtain additional financing; material weaknesses in the Company’s internal control over financial reporting; regulatory changes that adversely affect the Company’s business; loss of key personnel; and other risks detailed from time to time in the Company’s SEC reports, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.

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Contact: Doris Sewell

205.510.4935